Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Stock Option Awards of Sesen Bio, Inc. of our reports dated February 28, 2022, with respect to the consolidated financial statements of Sesen Bio, Inc. and the effectiveness of internal controls over financial reporting of Sesen Bio, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 28, 2022